Exhibit 5.1

December 5, 2006

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

Re:	Claymont Steel Holdings, Inc., Registration Statement on Form S-1

(Registration No. 333-136352)

Ladies and Gentlemen:

We have acted as counsel to Claymont Steel Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1, Registration No. 333-136352 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 7,187,500 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), of which 6,250,000 shares (the “Company Shares”) are to be newly issued and sold by the Company, and 937,500 shares (the “Selling Stockholder Shares”) are to be sold by H.I.G. Capital LLC, Inc., the Company’s principal stockholder, to the underwriters upon their exercise of an over-allotment option.

We are familiar with the Registration Statement. We have reviewed the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. We have also examined such other public and corporate documents, certificates, instruments, and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments, and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic, or other copies.

Claymont Steel Holdings, Inc.

December 5, 2006

Based upon the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP